Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

MYRTLE S. POTTER APPOINTED TO RITE AID BOARD OF DIRECTORS

CAMP HILL, Pa. (Dec. 3, 2013) — Rite Aid Corporation (NYSE: RAD) today announced that its Board of Directors has elected Myrtle S. Potter, a well-known and highly experienced healthcare executive, to the Rite Aid Board.

“We are pleased that Myrtle has accepted a position on our Board,” said Rite Aid’s Chairman, President and CEO John Standley. “Her extensive knowledge and leadership in healthcare, particularly in the pharmaceutical industry, will add an important dimension and perspective to our board as we assess how to most effectively grow our business and meet the health and wellness needs of our customers in a rapidly changing and evolving healthcare environment.”

An accomplished leader with more than 30 years of experience in the healthcare industry, Potter is currently CEO of Myrtle Potter & Co., LLC, a Silicon Valley-based life sciences and healthcare consulting firm; and Myrtle Potter Media, Inc., a consumer healthcare content company.

Before forming her own consulting company, Potter served as president of commercial operations and chief operating officer at Genentech, Inc. She has also held executive positions with Bristol-Myers Squibb and Merck & Co. Potter currently serves on the boards of Liberty Mutual Holding Company, Inc., a diversified, global insurance services company; Proteus Digital Health, Inc., a privately held company that develops and commercializes digital health solutions; and Everyday Health, Inc., a leading digital health solutions provider . She also serves on the Board of Trustees of University of Chicago, where she earned a bachelor’s degree.

Rite Aid is one of the nation’s leading drugstore chains with nearly 4,600 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid’s website at www.riteaid.com.

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